UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2017

EVINE Live Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-37495	41-1673770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

(Address of principal executive offices)

(952) 943-6000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Appointment of Director

At a meeting held on April 22, 2017, the Board of Directors (the “Board”) of EVINE Live Inc. (the “Company”) approved an increase in the size of the Board to nine members and appointed Scott R. Arnold to fill the vacancy created by such increase, in each case in accordance with a Cooperation Agreement dated March 24, 2017 with the Clinton Group, Inc. and Glass Bridge Enterprises (the “Agreement”). The Agreement is further described in Item 1.01 of, and filed as an exhibit to, the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 27, 2017.

The appointment of Mr. Arnold as director was effective immediately following the Board’s meeting and his term will continue until the Company’s 2017 Annual Meeting of Shareholders (the “Meeting”) or until his earlier death, resignation, removal or disqualification. The Board also appointed Mr. Arnold to serve as a member of the Finance committee. Pursuant to the Agreement, the Board will nominate Mr. Arnold and recommend his election at the Meeting for a term of office expiring at the 2018 Annual Meeting of Shareholders.

Mr. Arnold has served as a Managing Director and Senior Portfolio Manager in ABS and Private Equity and new business development with the Clinton Group, Inc., or CGI, an investment management firm, since May 2007. Mr. Arnold led Clinton’s private equity investment in community banks. He has been involved in the portfolio management of all asset-backed strategies at CGI. Mr. Arnold has extensive experience in the analysis, valuation, trading, hedging and marketing of mortgage-backed and asset-backed securities. Prior to joining CGI’s ABS desk, he was involved in research, restructuring and principal investing in distressed debt and special situations investments at both CG1 and Source Capital Group, or Source Capital, a boutique investment firm. Mr. Arnold worked at CG1 from June 2002 until August 2004 and Source Capital from June 2000 until June 2002 and from September 2004 until April 2007. From 1983 until 1999, Mr. Arnold worked in the mortgage-backed securities area at several leading investment banks including Salomon Brothers and Smith Barney & Co. In addition to his foregoing roles, Mr. Arnold served on the Board of Urban Trust Bank, a federally chartered community bank that provides value oriented consumer and commercial banking services through an extensive network of branches in Florida, from 2010 until March 2014 and served as its Chairman from September 2011 through the remainder of his tenure. While at Urban Trust Bank he served on the board’s Credit Committee, Asset/Liability Committee and Investment Committee. Mr. Arnold was previously a director of Herald National Bank until its merger with BankUnited in 2011. Mr. Arnold earned a B.A. from Northwestern University and his M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Arnold’s qualifications to serve as a director include his nearly 30 years of investment and asset-backed security experience, including a focus on mortgage backed securities and special situations.

Except for the Agreement, there are no arrangements or understandings between Mr. Arnold and any other person(s) pursuant to which Mr. Arnold was or is to be selected as a director of the Company, other than arrangements or understandings with directors of the Company acting solely in their capacities as such. There are no family relationships between Mr. Arnold and any other director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no current or proposed transactions in which Mr. Arnold or any related person of Mr. Arnold has an interest that are required to be disclosed under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission. Mr. Arnold will receive a restricted stock grant of the Company’s common stock in an amount equal to approximately $9,438, which will vest the day before the Company’s 2017 Annual Meeting of Shareholders, all in accordance with the Company’s current director equity compensation guidelines.

Following Mr. Arnold’s appointment, the Board consists of the following nine directors: Scott Arnold, Thomas Beers, Neal Grabell, Landel Hobbs, Mark Holdsworth, Lisa Letizio, Lowell Robinson, Robert Rosenblatt and Fred Siegel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: April 24, 2017	EVINE LIVE INC.

	By:	/s/ Damon Schramm
Damon Schramm Senior Vice President, General Counsel and Secretary